Exhibit 10.3

ELEVAI LABS, INC.

120 Newport Center Drive | Suite 250

Newport Beach, CA | 92660

(778) 558-4949

June 21, 2024

Braeden Lichti

650 W Georgia St #3200

Vancouver, BC V6B 4P7, Canada.

Re: Non-executive Chairman of the Board of Directors Appointment Letter

Dear Mr. Lichti:

ELEVAI LABS, INC., a Delaware corporation (the “Company” or “we”), is pleased to appoint you a position as Director of the Company and as Non-executive Chairman of the Board of Directors of the Company (the “Board”) pursuant to that assignment agreement dated as of the date of this Agreement by and between the Company and NorthStrive Companies Inc., a California corporation (the “Assignment Agreement”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation as Director and Non-executive Chairman of the Board (“Chairman”). Should you choose to accept this position, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company. Your appointment shall also be subject to the approval of the Board and Nomination and Compensation Committee of the Board and shall begin on June 21, 2024 (the “Effective Date”). Your agreement of the following shall memorialize your appointment as the Chairman of the Company as of the Effective Date.

1. Term. Your term as Chairman shall begin on the Effective Date and continue subject to the provisions in Section 9 below or until your successor is duly elected and qualified (the “Term”). The position shall be up for re-appointment every year by the Board and upon re-appointment, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render customary services as Chairman (hereinafter, your “Duties”). During the Term of your appointment, you shall attend and chair each meeting of the Board regarding the business and operations of the Company as regularly or specially called, via teleconference, video conference, or in person. After the Effective Date and during the Term, you shall consult with members of the Board and committees of the Board regularly and as necessary via telephone, electronic mail, or other forms of correspondence.

Scope of Duties:

●	Act as non-executive chairman of the Board and stockholder meetings and facilitate discussions to ensure productive decision-making and the effectiveness of such meetings.

●	Collaborate with senior management and the Board on setting strategic goals and policies of the Company.

●	Liaise between the Board and its committees, senior management.

●	Ensure legal compliance, uphold governance standards.

●	Provide advice, implementing strategy and leading the Company’s growth strategy including but not limited to fundraising, capital allocation, and mergers and acquisitions.

●	Otherwise perform such other customary duties as may be determined and assigned by the Board.

3. Services for Others. You shall be free to represent or perform services for other persons, which are not competitive with the business of the Company during the term of this Agreement. For the avoidance of doubt, persons competitive with the business of the Company include but are not limited to those engaged in the business of selling, marketing, manufacturing, or creating (i) stem-cell-based aesthetics products or (ii) physician-dispensed skincare products which, in either case, are competitive with or a substitute for any of the Company’s products.

4. Compensation.

a.	Compensation for your services to the Company have been agreed and shall be deemed to be satisfied pursuant to that amended and restated consulting agreement, dated as of the date of this Agreement by and between the Company and NorthStrive Companies Inc., a California corporation.

b.	As of the Effective Date, the parties acknowledge that the Chairman holds 29,167 unvested non-statutory stock option shares of the Company’s common stock (the “Existing Equity Awards”) pursuant to that advisory agreement, dated February 1, 2023, by and between the Company and the Chairman (the “Advisory Agreement”). Nothing herein is intended to amend or otherwise alter the provisions of the Existing Equity Awards or the grants and documents governing the terms of such awards. Notwithstanding same, the Advisory Agreement between the parties shall be deemed terminated upon execution of this Agreement.

c.	As of the Effective Date, you shall be reimbursed for reasonable, documented expenses incurred by you in connection with the performance of your Duties (including pre-approved out of pocket travel expenses and other business expenses incurred by you in the performance of the Duties). The compensation set forth in this Agreement is all-inclusive and there is no additional compensation for attending meetings.

5. D&O Insurance Policy. During the Term, the Company shall include you as an insured under its officers and directors insurance policy (as may be amended from time to time).

6. Assignment. We have agreed that the services to be rendered by you pursuant to this Agreement have been duly assigned to you pursuant the prior written consent of the Company in that Assignment Agreement.

7. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel; and (iii) Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who to your knowledge is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company; (iv) information that is independently developed by you without use of or reference to any Confidential Information ; and (v) information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Section 9 herein).

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Director Intellectual Property”) and you will promptly disclose and provide all Director Intellectual Property to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

8. Non-Solicitation; No Conflicting Obligations. During the Term of your appointment, (i) you shall not solicit for employment any employee of the Company with whom you have had contact due to your appointment; and (ii) your compliance with the terms of this Agreement and provision of the Duties hereunder will not violate any duty which you may have to any other person or entity, and you agree that you will not do anything in the performance of the Duties hereunder that would violate any such duty. You have disclosed and, during the Term, will disclose to the Chief Officer or President (in the absence of a Chief Officer) of the Company any conflicts between this Agreement and any other agreements you are bound by.

9. Termination and Resignation.

a.	Your services as an Independent Director may be terminated for any or no reason by the determination of the Board. You may also terminate your services as Chairman and/or as a Director for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

b.	If your services as the Chairman are terminated by the Board, provided that you sign (and do not revoke) a full separation agreement and release of claims (“Separation Agreement”) that the Company may provide in its sole discretion in a form satisfactory to the Company and you which becomes irrevocable no later than sixty (60) days following your termination of appointment and you remain in full compliance with such Separation Agreement, then the Company will pay you an amount equal to two (2) months of your Annual Base Salary as severance, payable in a lump sum within sixty (60) days of the date your release of claims under the Separation Agreement becomes irrevocable (provided that if any amount of the severance payment described herein constitutes nonqualified deferred compensation under section 409A of the United States Internal Revenue Code, and the sixty (60) day period for providing the Separation Agreement begins in one calendar year and ends in the next, then the amount of such severance payment that constitutes nonqualified deferred compensation under section 409A of the Code shall be payable in the second calendar year (which payment will be subject to all legally required withholdings)). For purposes of this paragraph, no severance shall be due if your service to the Board is terminated by the shareholders of the Company or if the Board terminates you with Cause.

c.	As used in this Agreement, Cause means any: (a) willful failure by you to perform your duties and responsibilities to the Company after written notice thereof and a failure to remedy such failure within ten (10) days of such notice; (b) commission by you of any act of fraud, embezzlement, or any other willful misconduct that has caused or is reasonably expected to cause material injury or reputational harm to the Company; (c) unauthorized use or disclosure by you of any confidential information of the Company or any other party to whom you owe an obligation of nonuse and nondisclosure as a result of your relationship with the Company; (d) abuse of alcohol or drugs; or (e) breach by you of any of your obligations under this Agreement or any other written agreement with the Company after written notice thereof and, if capable of being remedied, a failure to remedy such breach within ten (10) days of such notice.

10. Governing Law; Arbitration. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York. All disputes with respect to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the American Arbitration Association at its New York office in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be New York law. The seat of arbitration shall be in New York. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of any questions arising under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing shall prohibit you from exercising your fiduciary duties as Director of the Company.

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The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

ELEVAI LABS, INC.

By:	/s/ Dr. Jordan Plews
Dr. Jordan Plews
Chief Officer

AGREED AND ACCEPTED:

/s/ Braden Lichti

Braeden Lichti

c/o NorthStrive Companies Inc.